Press Release

Investor Relations:
Patricia Rouhafza
Catasys, Inc.
(310) 444-4333
prouhafza@catasyshealth.com

Daniel Conway
DC Consulting LLC
(407) 792-3333
daniel@dcconsultingllc.com

CATASYS ANNOUNCES REVERSE STOCK SPLIT

LOS ANGELES, CALIFORNIA — September 02, 2011 — Catasys, Inc. (OTCBB: CATS) announced effective September 6, 2011 that its Board of Directors has declared a reverse stock split of its common stock at a 1 for 40 ratio.  Catasys shareholders will receive one new share of Catasys common stock for every forty shares held.  The Company anticipates that the reverse stock split when combined with anticipated future contractual activity and other anticipated Company initiatives over the next quarter, will enable the Company to list on a National Stock Exchange.

The reverse split, which was approved by Catasys shareholders in March 2011, will reduce the number of shares of outstanding common stock to approximately 21 million.  In lieu of fractional shares, shareholders will receive cash.    Additional details and instructions for shareholder stock certificate exchanges will be mailed to shareholders of record as the date of the split.  Catasys’s transfer agent is the American Stock Transfer & Trust Company, LLC, of who can be reached toll-free at 877-248-6417.

Through October 3, 2011, shares of Catasys will trade on the OTCBB under the symbol “CATSD” (with the extra letter “D” to indicate the reverse split).  Thereafter, the shares of Catasys will resume trading under the symbol “CATS.”

About Catasys®
Catasys, Inc. provides specialized behavioral health management services to health plans, employers and unions through a network of licensed and company managed health care providers. The Catasys substance dependence program was designed to address substance dependence as a chronic disease.  The program seeks to lower costs and improve member health through the delivery of integrated medical and psychosocial interventions in combination with long term care coaching, including their proprietary treatment program for alcoholism and stimulant dependence.   For further information, please visit www.catasyshealth.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history and lack of outcomes and statistically significant formal research studies, difficulty enrolling members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.
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